As filed with the Securities and Exchange Commission on September 16, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Well Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7372	20-5009396
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

75 State Street, 26th Floor

Boston, MA 02109

(617) 204-3500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Bradford Gay

General Counsel

American Well Corporation

75 State Street, 26th Floor

Boston, MA 02109

(617) 204-3500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Michael Kaplan Marcel Fausten Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000	Michael Benjamin Nathan Ajiashvili Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-248309

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Title of each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)(3)
Class A Common Stock, par value $0.01 per share	7,155,555	$18.00	$128,799,990	$16,718.24

(1)

Represents only the additional number of shares being registered and includes 933,333 shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-248309).

(2)

This amount represents the proposed maximum aggregate offering price of the securities registered hereunder. Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)

The Registrant previously registered 40,250,000 shares of its common stock with an aggregate offering price not to exceed $644,000,000 on a Registration Statement on Form S-1 (File No. 333-248309), which was declared effective by the Securities and Exchange Commission on September 16, 2020. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $128,799,990 are hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-1 (this “Registration Statement”) is being filed by American Well Corporation (the “Company”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the sole purpose of increasing the aggregate number of shares of Class A common stock offered by the Company by 7,155,555 shares, 933,333 of which are subject to purchase upon exercise of the underwriters’ option to purchase additional shares of Class A common stock. The Company hereby incorporates by reference into this Registration Statement on Form S-1 in its entirety the Registration Statement on Form S-1 (File No. 333-248309), as amended (including the exhibits thereto) (the “Prior Registration Statement”), declared effective on September 16, 2020 by the U.S. Securities and Exchange Commission (the “Commission”). The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement.

EXHIBIT INDEX

Number	Description

5.1	Opinion of Davis Polk & Wardwell LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on page II-9 of the Registration Statement on Form S-1 (File No. 333-248309) filed on August 24, 2020, and incorporated herein by reference)

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on the 16th day of September, 2020.

American Well Corporation

By:	/s/ Bradford Gay
	Name:	Bradford Gay
	Title:	Senior Vice President, General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Ido Schoenberg, MD	Chairman and co-Chief Executive Officer (principal executive officer)	September 16, 2020

* Roy Schoenberg, MD, MPH	President and co-Chief Executive Officer (principal executive officer)	September 16, 2020

* Keith Anderson	Chief Financial Officer (principal financial officer)	September 16, 2020

* Paul McNeice	Vice President of Accounting (principal accounting officer)	September 16, 2020

* Deval Patrick	Director	September 16, 2020

* Brendan O’Grady	Director	September 16, 2020

* Dr. Peter Slavin	Director	September 16, 2020

* Dr. Nazim Cetin	Director	September 16, 2020

* Derek Ross	Director	September 16, 2020

* Stephen Schlegel	Director	September 16, 2020

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Signature	Title	Date

* Dr. Delos (Toby) Cosgrove	Director	September 16, 2020

By:	/s/ Bradford Gay
Attorney-in-Fact

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